Exhibit 5.1

[MAPLES AND CALDER LETTERHEAD]

Our ref            RDS\654499\3866171v1

Direct tel        +852 2971 3046

Email               richard.spooner@maplesandcalder.com

China New Borun Corporation

Bohai Industrial Park (Yangkou Town)

Shouguang, Shangdong 262715

People’s Republic of China

7 June 2010

Dear Sirs

China New Borun Corporation

We have acted as Cayman Islands legal advisers to China New Borun Corporation (the “Company”) in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), originally filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933 on 27 April 2010 (Registration No. 333-166312), as amended to date, relating to the offering by the Company of certain American Depositary Shares (the “ADSs”) representing the Company’s ordinary shares of par value US$0.001 each (the “Shares”).

We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

1                                         Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1                                 the certificate of incorporation dated 21 December 2009;

1.2                                 the amended and restated memorandum and articles of association of the Company as adopted by a special resolution passed on 30 March 2010 (the “Pre-IPO M&A”);

1.3                                 the amended and restated memorandum and articles of association of the Company as conditionally adopted by special resolution passed on 20 May 2010 and effective conditional and immediately upon the commencement of the trading of the Company’s ADSs representing its Shares on the New York Stock Exchange (the “IPO M&A”);

1.4                                 the written resolutions of the directors of the Company dated 23 April 2010 (the “Directors’ Resolutions”);

1.5                                 the written resolutions of the shareholders of the Company dated 20 May 2010 (the “Shareholders’ Resolutions” and together with the Directors’ Resolutions are referred to as the “Resolutions”);

1.6                                 a certificate from a Director of the Company addressed to this firm dated 20 May 2010, a copy of which is attached hereto (the “Director’s Certificate”);

1.7                                 a certificate of good standing dated 20 May 2010, issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”); and

1.8                                 the Registration Statement.

2              Assumptions

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion.  The following opinions are given only as to and based on circumstances and matters of fact existing at the date hereof and of which we are aware consequent upon the instructions we have received in relation to the matter the subject of this opinion and as to the laws of the Cayman Islands as the same are in force at the date hereof.  In giving this opinion, we have relied upon the completeness and accuracy (and assumed the continuing completeness and accuracy as at the date hereof) of the Director’s Certificate as to matters of fact and the Certificate of Good Standing without further verification and have relied upon the following assumptions, which we have not independently verified:

2.1                                 copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals; and

2.2                                 the genuineness of all signatures and seals.

3                                          Opinion

The following opinions are given only as to matters of Cayman Islands law and we have assumed that there is nothing under any other law that would affect or vary the following opinions.

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1                                 the Company has been duly incorporated as an exempted company with limited liability for an unlimited duration and is validly existing and in good standing under the laws of the Cayman Islands;

3.2                                 the authorised share capital of the Company, with effect immediately upon the completion of the Company’s initial public offering of its Shares in the U.S., will be US$105,000 divided into 100,000,000 ordinary shares with a nominal or par value of US$0.001 each and 5,000,000 preference shares with a nominal or par value of US$0.001 each;

3.3                                 the issuance and allotment of the Shares has been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement and entered in the register of members (shareholders), the Shares will be legally issued, fully paid and non-assessable; and

3.4                                 the statements under the caption “Taxation — Cayman Islands Taxation” in the prospectus forming part of the Registration Statement are our opinion, and are accurate in all material respects.

4                                         Qualifications

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings “Enforceability of Civil Liabilities”, “Taxation” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder
Maples and Calder